Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES HIRING OF

CHIEF ADMINISTRATIVE OFFICER

JUNE 8, 2009 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) announced today that Angela S. Wallander has been appointed by the Board of the Directors of the Company to serve as Executive Vice President and Chief Administrative Officer of the Company effective June 8, 2009.  Ms. Wallander has extensive experience managing internal shared service functions and relationships with external vendors and customers.  Prior to joining Reddy Ice, Ms. Wallander was employed with Dr Pepper Snapple Group for 22 years in various positions, including most recently, Senior Vice President — Customer Solutions from 2008 to 2009 and Senior Vice President — Shared Business Services from 2004 to 2008.

“Angie brings a deep experience in various administrative functions and shared services to our company,” commented Gilbert M. Cassagne, Chairman, Chief Executive Officer and President.  “I and the rest of the senior leadership team look forward to working with her to improve our existing processes and implementing new capabilities.”

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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